EXHIBIT 99.1

AT DRESNER CORPORATE SERVICES:
Philip Kranz                                                      Kristine Walczak
312-780-7240                                                     312-780-7205
pkranz@dresnerco.com                                  kwalczak@dresnerco.com

SCHAWK ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Des Plaines, IL, September 23, 2008—Schawk, Inc. (NYSE:  SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, announced that Timothy J. Cunningham, currently the Company’s interim chief financial officer, was named Schawk’s new chief financial officer effective September 18.  He will continue to report to David Schawk, president and chief executive officer.

In his new position, Tim will continue with the overall management of Schawk’s corporate finance, financial reporting and financial management systems.  His 30-year career includes positions serving as the chief financial officer for three public companies, with industry experience in food, consumer products, packaging, electronics, software and consulting services.  Most recently, Tim was a partner with Tatum LLC, an executive services and consulting firm, and also served as chief financial officer of Pregis Corporation, a $1 billion global packaging business.  A member of the American Institute of Certified Public Accountants and the Illinois CPA Society, Tim has a Master of Business Management from Northwestern University, Kellogg Graduate School of Management and a Bachelor of Business Administration from the University of Notre Dame.

President and Chief Executive Officer David A. Schawk commented, “From the time he began working with the company in March of this year, Tim has consistently demonstrated his broad financial experience, his ability to communicate well with senior management and our board of directors, and has been instrumental in assisting Schawk in its efforts to remediate material weaknesses in its internal controls.  Furthermore, we believe that Tim will be a significant asset and play an important role in delivering on Schawk’s plans for growth and continued profitability.  We are very excited to welcome Tim as our new CFO.”

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

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